DUPLICATE

Number: C0753480

BRITISH COLUMBIA

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that MK2 VENTURES LTD. changed its name to DISTRICT METALS CORP. on July 16, 2019 at 04:26 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On July 16, 2019 CAROL PREST Registrar of Companies Province of British Columbia Canada